AMENDMENT No. 1 to

Management Agreement

This Amendment No. 1 (the Amendment), effective as of January 28, 2013, between Advanced Series Trust (the Trust), a Massachusetts business trust, and Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (ASTIS and with PI, each a Co-Manager), a Connecticut corporation, to the Management Agreement made May 1, 2003 (the Management Agreement) between the Trust and PI and ASTIS.

RECITALS:

WHEREAS, the Trust is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act); and

WHEREAS, the Trust has retained PI and ASTIS as Co-Managers to jointly render or contract to obtain investment advisory services to the Trust as provided in the Management Agreement;

WHEREAS, the Co-Managers and the Trust desire to amend the Management Agreement to reflect the resignation of ASTIS as Co-Manager respect to AST Schroders Global Tactical Portfolio and the designation of PI as sole Co-Manager with respect to AST Schroders Global Tactical Portfolio;

NOW THEREFORE, the Trust, PI and ASTIS agree as follows:

1. Definitions. All terms used and not defined herein shall have the respective meanings assigned to them in the Management Agreement.

2. Effect of this Amendment. The Management Agreement, as modified and amended by this Amendment, is in all respects ratified and confirmed. The Management Agreement and this Amendment shall be read, taken, and construed as one and the same instrument. Upon the execution of this Amendment, the Management Agreement shall be modified and amended in accordance herewith. In the event of a conflict between this Amendment and the Management Agreement, this Amendment shall control.

3. Termination of ASTIS as Co-Manager. All reference to ASTIS as Co-Manager with respect to AST Schroders Global Tactical Portfolio, only, are hereby deleted. PI hereby agrees to act as sole Co-Manager with respect to AST Schroders Global Tactical Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Advanced Series Trust	AST Investment Services, inc.
By: :	By: :
Print Name:	Print Name:
Title:	Title:
Date:	Date:

PRUDENTIAL INVESTMENTS LLC
By: :
Print Name:
Title:
Date: